Exhibit 10.1(a)

NORTHWESTERN ENERGY

2005 EMPLOYEE INCENTIVE PLAN

I.                                         Introduction

NorthWestern Energy utilizes this Incentive Plan (Plan) to communicate desired business results and to reward employees for their contributions toward achieving those business results.

II.                                     Plan Objectives

This Plan is designed to achieve the following objectives:

•            Align the interests of shareholders, customers and employees.

•            Create incentives for employees to maximize stakeholder value.

•            Reward employees individually and as a team by providing compensation opportunities consistent with company financial and operating performance.

The Plan is funded through improvements in consolidated operating income and consolidated cash flow.  After implementation, the Plan will be reviewed periodically to ensure that the desired results are being achieved.

III.                                 Plan Administration

The Plan is approved by the Company’s Board of Directors (Board) and administered by the NorthWestern Energy Incentive Plan Administration Committee (Committee) consisting of the NorthWestern Energy President and CEO, COO, CFO and Vice President - Human Resources and Communications.  The Committee is responsible for all aspects of administration of the Plan, and is responsible for resolving any conflicts or discrepancies that arise.  The Committee’s decision on any matter associated with this Plan is final, subject to approval by the Board’s Human Resources Committee.

IV.                                Performance Period and Effective Date

The Plan’s performance period is for the calendar year 2005. The Plan becomes effective January 1, 2005, and will continue until December 31, 2005, subject to suspension and/or termination by the Company, at any time, without prior notice and at its sole discretion, subject to approval by the Board’s Human Resources Committee.

V.                                    Participation and Eligibility

All nonunion full-time, regular part-time, and supplemental employees of NorthWestern Energy actively employed on the last day of the calendar year are eligible to receive payments under the Plan provided they have been employed by the Company for one full calendar quarter.  Eligibility for represented employees is subject to the terms of their respective collective bargaining agreements.  To participate in the plan, employees must have written goals and objectives consistent with NorthWestern Energy’s goals and objectives.  These employee goals must target results that meet or exceed the normal requirements of the position and that contribute to meeting the goals and objectives of the company.  Goals and objectives can be based on either individual or group performance; however, each employee must have at least one goal that contributes to cost reduction or process improvement.

VI.                                Individual Awards

Awards to plan participants from the Performance Pool will be determined based on individual performance ratings that evaluate achievement against established goals and objectives as well as overall job performance.  Leaders will evaluate individual employee’s overall performance during the period covered by the plan to determine individual awards.  Participating employees must fully meet acceptable performance standards to be eligible for an award.  For nonrepresented employees, this is defined as receiving a performance rating of “3” or above during the most recent performance evaluation process.  Employees are not eligible to participate while under an active step of Progressive Discipline.  Employees whose performance is not at an acceptable level or who have received a performance rating of “2” or below are not eligible for an award.

Employees are eligible for a prorated incentive award based upon the amount of time served in an eligible status with NorthWestern Energy during the performance period if they:

(1)          are classified as seasonal supplemental (except first-year),

(2)          had previously been under an active step of Progressive Discipline for a portion of the performance period,

(3)          work on a part-time basis, or

(4)          are granted unpaid leave, including military leave, that is nonmedical in nature and that exceeds 80 hours.

Temporary, first-year seasonal supplemental and summer employees, as well as independent contractors, are not eligible to participate.

Distributions under the Plan are at the discretion of the Incentive Plan Administration Committee, subject to approval of the Board’s Human Resources Committee.

Distributions from the Plan do not guarantee any right to continued employment and management reserves the right to terminate participants.  A distribution from the Plan in any one performance period does not guarantee the participant the right to participate in any subsequent performance period.

VII.                            Target Incentives

Target incentives for each participating employee is set by their position and will be expressed as a percentage of base salary.  Each participant’s target incentive is subject to approval by the Human Resources Department and any changes will be communicated in writing to participants.  Senior executive incentive targets will be approved by the Board’s Human Resources Committee.

VIII.                        Performance Pool

The Performance Pool will be created based on five factors including consolidated operating income, consolidated cash flow, electric service reliability, customer satisfaction and employee safety.  Each of these measures will be calculated at the conclusion of the performance period.  Periodic accruals will be made to provide for the Performance Pool at year-end.  The Performance Pool will be funded in accordance with Table 1.

Table 1

		Target	Target
Incentive Item	Weight	Incentive	0%	50%	100%	150%
		($ millions)
			< 90%	90%	100%	110%
Consolidated	40%	$2.60	< $129	$129	$143	$157
Operating Income			$0.00	$1.30	$2.60	$3.90
			< 90%	90%	100%	110%
Consolidated Cash Flow	25%	$1.63	< $142	$142	$158	$174
from Operations			$0.00	$0.81	$1.63	$2.44
Reliability (SAIDI, CAIDI, SAIFI	15%	$0.98	< 1	1 indicies	2 indicies	3 indicies
Improvement over NW prior 3-yr avg)			$0.00	$0.49	$0.98	$1.46
			Below		2 pts above	4 pts above
Customer Satisfaction Index	15%	$0.98	Region Avg.	Region Avg.	Region Avg.	Region Avg.
(JD Powers Index - Western Region)			$0.00	$0.49	$0.98	$1.46
Safety
(2005 OSHA	5%	$0.33	> 5.57	5.57	5.25	5.00
Recordable Target Rate)			$0.00	$0.16	$0.33	$0.49
TOTAL	100%	$6.50	$0.00	$3.25	$6.50	$9.75

The minimum funding of the pool is 50% of the target amount.  Performance must be at 90% of target to achieve 50% funding of the pool.  The maximum payout is 150% of the target amount and will be based on achieving 110% of targeted performance.

In calculating performance against target, adjustments will be made either positively or negatively for one-time events and extraordinary nonbudgeted items as approved by the Board’s Human Resources Committee.

As soon as possible after the end of the performance period, NorthWestern Energy will calculate the actual performance and compare it to the performance targets.  Such calculations shall be finally determined in the sole discretion of Board’s Human Resources Committee or an appointed designee.  Employees shall have no recourse, appeal or challenge available from this final determination.  Summary results will be provided to employees.

IX.                                Performance Pool Distribution and Incentive Pay Calculation

Individual employee performance is a key consideration in calculating distribution of incentive pay.  The Performance Pool will be allocated to each functional officer using total target incentive dollars at the end of the Performance Period for eligible employees in each functional unit, division or department.  The functional officer will then allocate the pool to his or her leaders as appropriate based on either obtaining department/division performance goals or individual employee performance.  The following guidelines will be followed in calculating individual target payouts based on either obtaining department/division performance goals or individual performance.

Guidelines for Individual Target Payout

Performance Rating	Incentive target multiplier
Performance Code 1	No incentive Paid
Performance Code 2	No incentive paid
Performance Code 3 or 999	0.75 – 1.10
Performance Code 4	1.10 – 1.30
Performance Code 5	1.30 – 1.50

These guidelines may be modified at the discretion of the Board’s Human Resources Committee in the event of payout other than at target level.  In no case will the total payouts in a given pool exceed the total dollars available for that pool.

X.                                    Payment of Awards

Awards will be included with and in the same manner as each employee’s normal payroll processing, either in the form of Company check or direct deposit.  Awards will be paid out to employees as soon as practicable, generally within 60 days of the end of the performance period.  At the Company’s discretion, awards may be spread over a time period not to exceed the remainder of the calendar year or made in an alternative manner.

Awards may not be made under the Plan if, in the sole and final judgment of the Board’s Human Resources Committee, the overall financial condition of the Company is insufficient to support awards.

XI.                                Other Considerations

All awards are subject to income tax withholding and garnishment requirements.  No right or interest in the Plan is transferable or assignable.

Approved by the Board of Directors as of